Exhibit (e)(4)

INDEMNITY AGREEMENT

This Indemnity Agreement is executed by [—] [(“Director”)/(“Executive”)], who resides at [—], and SRI/SURGICAL EXPRESS, INC. (the “Company”), a Florida corporation, with its principal executive office at 12425 Race Track Road, Tampa, Florida 33626, to record their agreement regarding the indemnification by the Company of [Director/Executive] in certain circumstances. [Director/Executive] and the Company have executed this Indemnity Agreement in connection with [Director’s/Executive’s] service as [a director/an executive] of the Company. The parties agree as follows:

1. Interpretation. As used in this Agreement, the capitalized terms defined below have the respective meanings ascribed to them:

“Agreement” means this Indemnity Agreement, as originally executed by [Director/Executive] and by the Company and as subsequently amended or modified by them in accordance with its terms.

“Board” means the Board of Directors of the Company.

“Bylaws” means the Bylaws of the Company in effect on the execution date of this Agreement.

“Change of Control” means a change of control of the Company that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.

“Company” means SRI/Surgical Express, Inc., a Florida corporation and a party to this Agreement, and includes its assignees and successors (by operation of law or otherwise).

[“Director”/”Executive”] means [—], a [—] resident and a party to this Agreement, and includes his heirs, guardian, and personal representative.

“Indemnified Loss” means all actual cost, loss, damage, expense, and liability that [Director/Executive] incurs or suffers pursuant to, or in connection with defending, settling, prosecuting, investigating, or participating in (as a witness or otherwise) any Proceeding that arises out of, or is connected in any way with, the following: (a) [Director’s/Executive’s] enforcement of his rights under the Liability Insurance; (b) [Director’s/Executive’s] enforcement of the Company’s obligations to him under this Agreement; or (c) [Director’s/Executive’s] past, present, or future service as an agent, officer, director, or employee of the Company, as a trustee or fiduciary of any employee benefit plan or trust sponsored by the Company, or (at the Company’s request) as an agent, officer, director, trustee, employee, or fiduciary of another corporation, partnership, joint venture, business trust, limited liability company, or other enterprise; and includes all fines, taxes, interest, monetary penalties, premiums for supersedeas bonds, and fees, costs, and expenses of experts, lawyers, mediators, arbitrators, witnesses, accountants, consultants, and investigators, whether incurred before or after demand or commencement of a Proceeding.

“Independent Legal Counsel” means a duly licensed member of The Florida Bar (who is authorized to render legal services in the State of Florida) who practices corporate law and who is not a relative of [Director/Executive] or an officer, director, employee, or shareholder of the Company, does not have any economic or financial interest of any kind in the outcome of the determination, and previously has not represented in any matter either [Director/Executive], the Company, or any other party to the Proceeding resulting in the claim for an Indemnified Loss.

“Liability Insurance” means the director and officer liability insurance issued to the Company and includes any similar additional policies or substitute policies issued to replace that policy.

“Proceeding” means any claim, action, demand, inquiry, lawsuit, proceeding, or investigation, whether formal or informal, pending, threatened, or completed or civil, criminal, administrative, or investigative, and includes mediation, arbitration, appellate, bankruptcy, and judgment-execution proceedings.

In addition, as used in this Agreement, (a) the word “including” is always without limitation, (b) the word “days” refers to calendar days, including Saturdays, Sundays, and holidays, (c) words in the singular number include words of the plural number and vice versa, (d) the word “order” includes an order, decree, ruling, judgment, or injunction, (e) the word “law” includes a code, rule, statute, ordinance, or regulation and the common law arising from final, nonappealable decisions of governmental authorities and state or federal courts in the United States, and (f) the word “person” includes, in addition to a natural person, a group, trust, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and a government, governmental authority, a public body or authority, and any governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national. The headings preceding the text of the sections of this Agreement have been inserted solely for convenient reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

2. Purpose. [Director/Executive] is [a director/an executive] of the Company. Both [Director/Executive] and the Company recognize and acknowledge that [Director’s/Executive’s] service in this capacity exposes [Director/Executive] to significant risks of personal liability arising from proceedings pertaining to [Director’s/Executive’s] participation in the management of the Company. To mitigate those risks, the Company has purchased the Liability Insurance, which provides limited coverage on a “claims made basis.” However, the Liability Insurance is insufficient (in amount and coverage) to fully reimburse [Director/Executive] for the potential amount of personal liability and attendant expenses that [Director/Executive] might incur in a Proceeding arising out of [Director’s/Executive’s] service as [a director/an executive] of the Company.

In addition to the Liability Insurance provided by the Company, the Bylaws obligate the Company to indemnify [Director/Executive], to the fullest extent required or permitted by law, for all fees, losses, damages, expenses, and liability that [Director/Executive] incurs because of [Director’s/Executive’s] service as [a director/an executive] of the Company. The indemnification of [Director/Executive] pursuant to the Bylaws is uncertain because the Board or the shareholders of the Company may amend the Bylaws at any time to limit or diminish that indemnification. The possibility of an amendment or modification of the Bylaws to diminish the indemnification currently afforded to [Director/Executive] would increase following a “change in control” of the Company, when [Director/Executive] might need the benefit of that protection the most.

The Company recognizes that the indemnification provided to [Director/Executive] pursuant to the Bylaws and the Liability Insurance is insufficient to attract and retain capable and responsible business persons as [directors/executives]. The Company also recognizes that increased protection against personal liability will enhance [Director’s/Executive’s] ability to serve the best interests of the Company, its shareholders, and its other corporate constituencies by permitting [Director/Executive] to make difficult decisions without the fear of personal economic risk. The Bylaws and the Florida Business Corporation Act permit the Company to enhance the indemnification already afforded to [Director/Executive] pursuant to the Bylaws and the Liability Insurance. In consideration of [Director’s/Executive’s] willingness to serve as [a director/an executive] of the Company, and in recognition of [Director’s/Executive’s] need for substantial protection against personal liability arising from [Director’s/Executive’s] service as [a director/an executive] of the Company, the Company is entering into this Agreement to supplement the indemnification available to [Director/Executive].

3. Indemnification. The Company shall indemnify and hold harmless [Director/Executive] from every Indemnified Loss. The obligation of the Company under this Agreement is absolute and unconditional, is not conditioned in any way on any attempt by [Director/Executive] to collect from an insurer any amount under a liability insurance policy, and is not subject to any setoff, defense, deduction, or counterclaim that the Company might have against [Director/Executive]. However, the Company will not have any liability or obligation to [Director/Executive] under this Agreement for any Indemnified Loss that is excluded pursuant to Section 7 or that [Director/Executive] voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to, without the approval of the Company or before [Director/Executive] requests the Company to pay or perform the Indemnified Loss. If [Director/Executive] is entitled to indemnification under this Agreement for only a portion of an Indemnified Loss, the Company shall indemnify [Director/

Executive] for that portion of the Indemnified Loss, or pay it on behalf of [Director/Executive], in accordance with this Agreement within 20 days after a determination has been made that [Director/Executive] is entitled to indemnification under this Agreement pursuant to Section 8 of this Agreement or such determination is deemed to have been made pursuant to Section 9 of this Agreement. Each notice from [Director/Executive] requesting payment or reimbursement of an Indemnified Loss must be accompanied by evidence of the Indemnified Loss.

4. Liability Insurance. The Company shall pay all premiums and otherwise maintain in full force and effect while [Director/Executive] remains [a director/an executive] of the Company and for five years following the effective date of the termination of [Director’s/Executive’s] service with the Company a policy of directors’ and officers’ liability insurance that insures [Director/Executive] and provides coverage for claims made against [Director/Executive] in all capacities for which he serves or served the Company in any amount at least equal to the amount under the Company’s policy in place when it completed its initial public offering. The Company promptly shall notify [Director/Executive] of any lapse, amendment, termination, or cancellation of this insurance coverage.

5. Advancement of Expenses. The Company shall promptly pay and reimburse [Director/Executive] for all costs incurred or to be incurred by [Director/Executive] in connection with a Proceeding that constitutes or might give rise to an Indemnified Loss, in advance of a final disposition or adjudication of the Proceeding. [Director/Executive] shall repay to the Company any amount so advanced, if and to the extent that [Director/Executive] ultimately is not entitled to indemnification under this Agreement.

6. Notice of Claims. Within seven days after [Director/Executive] receives notice of a Proceeding that will or might give rise to an Indemnified Loss, [Director/Executive] shall notify the Company of the Proceeding. [Director’s/Executive’s] failure to so notify the Company, however, will not relieve the Company from any liability to [Director/Executive] for indemnification pursuant to this Agreement or otherwise, unless the failure materially prejudices the rights or obligations of the Company. Without limiting what might be materially prejudicial to the Company, the failure of [Director/Executive] to notify the Company of a lawsuit within seven days after the date when [Director/Executive] is served with a copy of the complaint, petition, or other pleading that asserts a claim that is or might give rise to an Indemnified Loss will be presumed to be materially prejudicial to the Company, unless it also was served with a copy of the same complaint, petition, or other pleading. The Company may participate at its own expense in the Proceeding, or, with the consent of [Director/Executive], it may elect within a reasonable time to assume the defense of the Proceeding at its sole cost. If the Company assumes the defense of the Proceeding with [Director’s/Executive’s] consent, [Director/Executive] may employ separate legal counsel and participate in the defense of the Proceeding at his sole cost, and the Company will not have any obligation to pay or advance costs incurred or to be incurred by [Director’s/Executive’s] further participation in the defense of the Proceeding. If the Company does not assume the defense of the Proceeding, [Director/Executive] must obtain the Company’s advance approval of the legal counsel to be engaged by [Director/Executive] to defend the Proceeding. The Company shall not unreasonably withhold its approval of any legal counsel selected by [Director/Executive].

[Director/Executive] shall not settle, compromise, or admit civil liability with respect to a Proceeding that constitutes or might give rise to an Indemnified Loss without the advance approval of the Company. The Company shall notify [Director/Executive] whether or not it will approve a proposed settlement within 20 days after the date when [Director/Executive] gives it notice of the proposed settlement that summarizes all the settlement terms and conditions. The Company’s failure to notify [Director/Executive] within the 20-day period as to whether it will approve the proposed settlement will constitute its approval of the proposed settlement. Except as provided in this paragraph, [Director/Executive] is not entitled to any indemnification for amounts paid or payable by [Director/Executive] pursuant to a settlement that is made by [Director/Executive] without the Company’s approval.

7. Indemnity Exclusions. Nothing in this Agreement requires or permits the Company to indemnify [Director/Executive] for an Indemnified Loss, if any final, nonappealable order of a court establishes that [Director’s/Executive’s]

actions or omissions constitute a violation of section 16(b) of the Securities Exchange Act of 1934, as amended, or were material to the cause of action adjudicated and constitute:

(a) A violation of criminal law, unless [Director/Executive] had reasonable cause to believe that the conduct was lawful or had no reasonable cause to believe that the conduct was unlawful;

(b) A transaction from which [Director/Executive] received an improper personal benefit;

(c) A circumstance under which [Director/Executive] is liable under section 607.0834 of the Florida Business Corporation Act; or

(d) Willful misconduct or a conscious disregard for the best interests of the Company, which is established in a Proceeding by or in the right of the Company to procure a judgment in its favor or in a Proceeding by or in the right of a shareholder.

The termination of any criminal proceeding or investigation by entry of a consent decree or a plea of nolo contendere or its equivalent will not constitute a final, nonappealable order of a court that establishes that [Director’s/Executive’s] actions or omissions were a violation of criminal law and will not establish any presumption that [Director/Executive] lacked reasonable cause to believe that his conduct was lawful.

8. Determination of Entitlement to Indemnification. The determination of whether the Company is obligated to indemnify [Director/Executive] under this Agreement for an Indemnified Loss shall be made as follows: (i) If a Change of Control of the Company has occurred, by Independent Legal Counsel selected by [Director/Executive], unless [Director/Executive] notifies the Company that the determination shall be made by the Company’s Board of Directors pursuant to subsection (ii) of this section; (ii) if a Change of Control of the Company has not occurred, (a) by the Company’s Board of Directors by a majority vote of a quorum consisting of directors who were not a party to the Proceeding resulting in the claim for an Indemnified Loss, or (b) if such a quorum of the Company’s Board of Directors is not obtainable, by Independent Legal Counsel selected by the Company’s Board of Directors.

If the determination of whether the Company is obligated to indemnify [Director/Executive] under this Agreement is to be made by Independent Legal Counsel pursuant to this section, [Director/Executive] or the Company, as the case may be, shall notify the other party of the identity of the Independent Legal Counsel selected. Within five days after receiving such notice, [Director/Executive] or the Company, as the case may be, may object to the Independent Legal Counsel selected on the grounds that the person selected does not satisfy the requirements of “Independent Legal Counsel” contained in this Agreement. The failure to object within the five-day period will constitute approval of the Independent Legal Counsel selected. If Independent Legal Counsel has not been selected without objection within 20 days after the date [Director/Executive] notifies the Company of his request for payment or reimbursement of an Indemnified Loss, either [Director/Executive] or the Company may petition a court of competent jurisdiction for the resolution of any objection to the Independent Legal Counsel selected or for the appointment of Independent Legal Counsel selected by the court. The Company shall pay all fees and expenses incident to the selection of the Independent Legal Counsel in determining whether the Company is obligated to indemnify [Director/Executive] under this Agreement.

9. Presumption. If a Change of Control of the Company has occurred, in determining whether the Company is obligated to indemnify [Director/Executive] for an Indemnified Loss under this Agreement, the person or persons making such determination shall presume that the Company is obligated to indemnify [Director/Executive] and the Company shall have the burden of proof to overcome that presumption. If the determination of whether the Company is obligated to indemnify [Director/Executive] for an Indemnified Loss under this Agreement has not been made within 60 days after the date [Director/Executive] notifies the Company of his request for payment or reimbursement of an Indemnified Loss, [Director’s/Executive’s] entitlement to indemnification under this Agreement shall be presumed, absent fraud or mistake of fact and absent a prohibition of such indemnification under applicable law.

10. Shareholder Notification. The Company shall deliver to each record shareholder of the Company who is entitled to vote for the election of the Board a written statement of every payment to or on behalf of [Director/Executive] pursuant to this Agreement. The Company shall mail that statement to its shareholders on or before the date when it mails to its shareholders notice of the next annual meeting of shareholders of the Company that succeeds the date of payment (unless that meeting is held within three months after the date of the payment), but in any event within 15 months after the date of the payment. The statement must specify the name of [Director/Executive], the amount paid by the Company, and the nature and the status at the time of the payment of any pending or threatened litigation relating to the payment.

11. Subrogation and Duplication of Payments. To the extent of any payment by the Company to or on behalf of [Director/Executive] for an Indemnified Loss, the Company will be subrogated to all rights of [Director/Executive] to recover or obtain reimbursement for the payment from any third party. At the request of the Company at any time and from time to time, [Director/Executive] shall execute and deliver to the Company any documents (and do all such other acts) as are reasonably necessary to enable the Company to obtain or realize the benefit of that subrogation, including the prosecution by [Director/Executive] or the Company of a legal proceeding to enforce those rights of [Director/Executive]. However, if the Company requests [Director/Executive] to institute a legal proceeding to recover or obtain reimbursement from a third party of any amount paid by the Company to or on behalf of [Director/Executive] for an Indemnified Loss, that Proceeding will be covered by the indemnification and expense advancement provisions of this Agreement, and the Company shall pay, reimburse, indemnify, and hold harmless [Director/Executive] from all cost, expense, damage, and liability arising out of, or in any way connected with, that Proceeding to the same extent that it is obligated to do for any Indemnified Loss. The Company is not liable for, and [Director/Executive] is not entitled to any payment with respect to, an Indemnified Loss to the extent [Director/Executive] has received payment for the Indemnified Loss from any person other than the Company, such as the insurer under the Liability Insurance.

12. Legal Matters. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions. If any dispute arises between [Director/Executive] and the Company with respect to this Agreement, either party may elect (but is not obligated) to submit the dispute to arbitration before a panel of arbitrators in accordance with the Florida Arbitration Code by giving the other party a notice of arbitration in accordance with Section 12 of this Agreement. If a party elects to arbitrate a dispute before a lawsuit is filed with respect to the subject matter of the dispute, arbitration will be the sole and exclusive method of resolving the dispute, the other party must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the arbitration, except to obtain an equitable remedy. A party’s right to submit a dispute to arbitration does not restrict its right to institute litigation to obtain any legal or equitable remedy. The filing of a lawsuit by either party before the other party has elected that a dispute be submitted to arbitration will bar and preclude both [Director/Executive] and the Company from submitting the subject matter of the lawsuit to arbitration while the lawsuit is pending.

The arbitration panel will consist of three arbitrators, with one arbitrator selected by the Company, the second selected by [Director/Executive], and the third, neutral arbitrator selected by agreement of the first two arbitrators. Each party shall select an arbitrator and notify the other party of the selection within 15 days after the effective date of the notice of arbitration and the two arbitrators selected by the parties shall select the third arbitrator within 30 days after the effective date of the notice of arbitration. A party who fails to select an arbitrator within the prescribed 15-day period waives the right to select an arbitrator or to have an additional, neutral arbitrator selected by the arbitrator selected by the other party, and the arbitrator chosen by the other party will constitute the “arbitration panel” for purposes of this Agreement.

Every arbitrator must be independent (not a relative of [Director/Executive] or an officer, director, employee, or shareholder of the Company) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator’s conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association.

Within 120 days after the effective date of the notice of arbitration, the arbitration panel shall convene a hearing for the dispute to be held on such date and at such time and place in Tampa, Florida, as the arbitration panel designates upon 60 days advance notice to [Director/Executive] and the Company. The arbitration panel shall render its decision within 30 days after the conclusion of the hearing. The decision of the arbitration panel will be binding and conclusive as to [Director/Executive] and the Company and, upon the pleading of either party, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of damages. The arbitration panel shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing.

[Director/Executive] and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that that proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for state court proceedings, and the Middle District of Florida, Tampa Division, for federal district court proceedings, and (c) waive any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue. [DIRECTOR/EXECUTIVE] KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES HIS RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN HIM AND THE COMPANY THAT PERTAINS TO THIS AGREEMENT OR ANY CLAIM BY [DIRECTOR/EXECUTIVE] FOR INDEMNIFICATION FROM THE COMPANY (WHETHER OR NOT PURSUANT TO THIS AGREEMENT).

In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this claim arising out of this Agreement, including all fees, costs, and expenses of agents, experts, lawyers, mediators, witnesses, accountants, consultants, arbitrators, investigators, and supersedes bonds, whether incurred before or after demand or commencement of legal proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings.

If Independent Legal Counsel or the Company’s Board of Directors determines that the Company is not obligated to indemnify [Director/Executive] pursuant to this Agreement, [Director/Executive] shall not be prejudiced because of that determination in any Proceeding commenced by him under this Agreement and any such Proceeding commenced by him under this Agreement and any such Proceeding shall be conducted on a de novo basis. If Independent Legal Counsel or the Company’s Board of Directors determines that the Company is obligated to indemnify [Director/Executive] pursuant to this Agreement, the Company shall be bound by that determination in any Proceeding commenced by it under this Agreement, absent fraud or mistake of fact and absent a prohibition of such indemnification under applicable law. In addition, the Company waives any claim that the procedures and presumptions in this Agreement regarding the indemnification of [Director/Executive] are not valid and enforceable against the Company.

13. Notices. Every notice, demand, request, or approval required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telecopy, commercial courier, or first-class, postage prepaid United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender) and addressed by the sender to the intended recipient at the party’s address set forth in this Agreement or to such other address as the intended recipient has previously designated to the sender by notice given in accordance with this section. A validly given notice, demand, request, or approval will be effective on the earlier of its receipt, if delivered personally or by telecopy or commercial courier, or the third day after it is postmarked by the United States Postal service, if it is delivered by first class, postage prepaid, United States mail. Each party to this Agreement promptly shall notify the other of any change in its mailing address.

14. Severability and Nonexclusivity. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law on the date of its execution. However, if a provision of this Agreement, or the application of it, is held by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed severable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of that provision to other circumstances in which it is valid and enforceable. The rights, duties, and obligations of [Director/Executive] and the Company under this Agreement do not limit, diminish, or supersede the rights, duties, and obligations of [Director/Executive] and the Company with respect to the indemnification afforded to [Director/Executive] under the Liability Insurance, the Florida Business Corporation Act, or the Bylaws and Articles of Incorporation of the Company. In addition, [Director’s/Executive’s] rights under this Agreement will not be limited or diminished in any respect by any amendment to the Bylaws or the Articles of Incorporation of the Company or by any other corporate action of the Company.

15. Waiver and Modification. A waiver, discharge, amendment, termination, cancellation, or modification of this Agreement will be valid and effective only if evidenced by a writing signed by or on behalf of both parties to this Agreement. No course of dealing or delay by any party to this Agreement in exercising any right, power, remedy, or benefit under this Agreement will operate as a waiver of any right, power, remedy, or benefit of that party, except to the extent expressly manifested in writing by that party. The failure at any time of either party to require performance by the other party of any provision of this Agreement will in no way affect the party’s right to later enforce that provision or this Agreement. In addition, the waiver by either party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.

16. Rights of Third Parties. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person, except [Director/Executive], the Company, and their respective authorized assignees and successors, any claim, right, remedy, or benefit under or because of this Agreement or any provision of it. This Agreement is binding on every assignee or successor of the Company, including any successor corporation resulting from a merger, consolidation, recapitalization, reorganization, sale of all or substantially all the assets of the Company, or any other transaction resulting in the successor corporation assuming the liabilities of the Company under this Agreement (by operation of law or otherwise). The Company shall require any assignee or successor of the Company, by written agreement in form and substance acceptable to [Director/Executive] and the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if an assignment or succession had not occurred. This Agreement is not assignable by [Director/Executive], and any attempted assignment by [Director/Executive] will be invalid and ineffective against the Company.

17. Complete Agreement; Execution; Effective Date. This Agreement records the final, complete, and exclusive understanding between the parties with respect to the obligations created under it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by either of them. [Director/Executive] and the Company may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective, as of its stated execution date, when each party has executed and delivered to the other party a counterpart of it.

EXECUTED:

WITNESSES:		SRI/SURGICAL EXPRESS, INC.

By:
Name:
Title:
WITNESSES:

[—]

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